Filed Pursuant to Rule 433
Registration No. 333-257113

Canadian Imperial Bank of Commerce Market Linked Securities

Market Linked Securities – Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the ARK Innovation ETF due February 21, 2023

Term Sheet to Preliminary Pricing Supplement dated November 1, 2021

Summary of Terms		Investment Description
Issuer	Canadian Imperial Bank of Commerce (“CIBC”)

•    Linked to the ARK Innovation ETF

•    Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a Redemption Amount that may be greater than, equal to or less than the principal amount of the securities, depending on the performance of the Fund from the Initial Price to the Final Price.

•    The Redemption Amount will reflect the following terms:

o      If the price of the Fund increases:

You will receive the principal amount plus 150% participation in the upside performance of the Fund, subject to a maximum return at maturity of 16% to 20% (to be determined on the Pricing Date) of the principal amount

o      If the price of the Fund does not change or decreases by not more than 12.50%:

You will be repaid the principal amount

o      If the price of the Fund decreases by more than 12.50%:

You will receive less than the principal amount and will have 1-to-1 downside exposure to the decrease in the price of the Fund in excess of 12.50%

•     Investors may lose up to 87.50% of the principal amount

~~•~~    Any positive return on the securities will be limited to the return represented by the Capped Value

•    All payments on the securities are subject to the credit risk of CIBC, and you will have no ability to pursue the Fund or any securities held by the Fund for payment; if CIBC defaults on its obligations, you could lose some or all of your investment

•    No periodic interest payments or dividends

•    No exchange listing; designed to be held to maturity

Term	Approximately 1.25 years
Reference Asset	The ARK Innovation ETF (Bloomberg ticker symbol “ARKK”) (the “Fund”)
Pricing Date	November 16, 2021*
Issue Date	November 19, 2021*
Principal Amount	$1,000 per security (100% of par)
Redemption Amount	See “How the Redemption Amount Is Calculated” in this term sheet
Stated Maturity Date	February 21, 2023*
Initial Price	The Fund Closing Price of the Fund on the Pricing Date
Final Price	The Fund Closing Price of the Fund on the Final Valuation Date
Capped Value	116% to 120% of the principal amount ($1,160 to $1,200 per security), to be determined on the Pricing Date
Threshold Price	87.50% of the Initial Price
Participation Rate	150%
Final Valuation Date	February 13, 2023*
Calculation Agent	CIBC
Denominations	$1,000 and integral multiples of $1,000 in excess thereof
Agent’s Underwriting Discount and Other Fees	Up to 2.75%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 1.25% and WFA will receive a distribution expense fee of 0.075%. In addition, in respect of certain securities sold in this offering, the Issuer may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.
CUSIP / ISIN	13605W7J4 / US13605W7J40
*To the extent that the Issuer makes any change to the expected Pricing Date or expected Issue Date, the Final Valuation Date and Stated Maturity Date may also be changed in the Issuer’s discretion to ensure that the term of the securities remains the same.

The Issuer’s estimated value of the securities on the Pricing Date, based on the Issuer’s internal pricing models, is expected to be at least $935.10 per security but less than the principal amount. The estimated value of the securities is not an indication of actual profit to the Issuer or to any of the Issuer’s affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC (“Wells Fargo Securities”) or any other person may be willing to buy the securities from you at any time after issuance. See “The Estimated Value of the Securities” in the accompanying preliminary pricing supplement.

Investing in the securities involves significant risks. See “Selected Risk Considerations” in this term sheet and “Risk Factors” beginning on page PRS-8 of the accompanying preliminary pricing supplement, page S-1 of the underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the preliminary pricing supplement, the underlying supplement, the prospectus supplement and the prospectus before making a decision to invest in the securities. If the terms described in the preliminary pricing supplement are inconsistent with those described herein, the terms described in the preliminary pricing supplement will control.

NOT A BANK DEPOSIT AND NOT INSURED BY THE CANADA DEPOSIT INSURANCE CORPORATION, THE U.S. FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY

Hypothetical Payout Profile

The profile to the right is based on a hypothetical Capped Value of 118.00% of the principal amount or $1,180.00 per $1,000 security (the midpoint of the specified range for the Capped Value), the Participation Rate of 150% and the Threshold Price equal to 87.50% of the Initial Price.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Capped Value, Initial Price, Threshold Price and Final Price, and whether you hold your securities to maturity.

  Hypothetical Returns

Hypothetical Final Price	Hypothetical Percentage Change From the Hypothetical Initial Price to the Hypothetical Final Price	Hypothetical Redemption Amount per Security(1)	Hypothetical Pre- Tax Total Rate of Return
$175.00	75.00%	$1,180.00	18.00%
$150.00	50.00%	$1,180.00	18.00%
$140.00	40.00%	$1,180.00	18.00%
$130.00	30.00%	$1,180.00	18.00%
$120.00	20.00%	$1,180.00	18.00%
$112.00	12.00%	$1,180.00	18.00%
$110.00	10.00%	$1,150.00	15.00%
$105.00	5.00%	$1,075.00	7.50%
$100.00(2)	0.00%	$1,000.00	0.00%
$95.00	-5.00%	$1,000.00	0.00%
$87.50	-12.50%	$1,000.00	0.00%
$87.00	-13.00%	$995.00	-0.50%
$80.00	-20.00%	$925.00	-7.50%
$70.00	-30.00%	$825.00	-17.50%
$50.00	-50.00%	$625.00	-37.50%
$25.00	-75.00%	$375.00	-62.50%

(1) Assumes a hypothetical Capped Value of 118.00% of the principal amount, or $1,180.00 per security (the midpoint of the specified range of the Capped Value).

(2) The hypothetical Initial Price of $100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Price. The actual Initial Price will be determined on the Pricing Date and will be set forth under “Summary of Terms” above. For historical data regarding the actual Closing Prices of the Fund, see the historical information set forth under the section titled “The ARK Innovation ETF” in the accompanying preliminary pricing supplement.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive on the Stated Maturity Date and the resulting pre-tax rate of return will depend on the actual Capped Value, Initial Price, Threshold Price and Final Price.

How the Redemption Amount Is Calculated

The Redemption Amount will be determined as follows:

•	If the Final Price is greater than the Initial Price, the Redemption Amount will be equal to the lesser of:

(i) $1,000 plus

(ii) the Capped Value

•	If the Final Price is less than or equal to the Initial Price, but greater than or equal to the Threshold Price, the Redemption Amount will be equal to $1,000

•	If the Final Price is less than the Threshold Price, the Redemption Amount will be equal to $1,000 minus

In such a case, you will lose up to 87.50% of your principal amount.

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Risk Factors” section in the accompanying preliminary pricing supplement, underlying supplement, prospectus supplement and prospectus. Please review those risk disclosures carefully.

Risks Relating To The Structure Of The Securities

•	If The Final Price Is Less Than The Threshold Price, You Will Receive At Maturity Less, And Up To 87.50% Less, Than The Principal Amount Of Your Securities.

•	Your Return Will Be Limited By The Capped Value And May Be Less Than The Return On A Direct Investment In The Fund.

•	No Periodic Interest Will Be Paid On The Securities.

•	The Stated Maturity Date Will Be Postponed If The Final Valuation Date Is Postponed.

Risk Relating To The Credit Risk Of CIBC

•	The Securities Are Subject To The Credit Risk Of Canadian Imperial Bank of Commerce.

Risks Relating To The Value Of The Securities And Any Secondary Market

•	Our Estimated Value Of The Securities Will Be Lower Than The Original Offering Price Of The Securities.

•	Our Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others’ Estimates.

•	Our Estimated Value Is Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.

•	The Estimated Value Of The Securities Will Not Be An Indication Of The Price, If Any, At Which Wells Fargo Securities Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

•	The Value Of The Securities Prior To Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

Risks Relating To The Fund

•	An Investment In The Securities Is Subject To Risks Associated With Actively Managed Funds.

•	An Investment In The Securities Is Subject To Risks Associated With Disruptive Innovation Companies.

•	An Investment In The Securities Is Subject To Risks Associated With Mid-Size, Small And Micro-Capitalization Stocks

•	An Investment In The Securities Is Subject To Risks Associated With Foreign Securities.

•	The Securities Are Subject To Emerging Markets Risk.

•	The Securities Are Subject To Currency Exchange Risk.

•	Recent Executive Orders May Adversely Affect The Performance Of The Fund.

•	Anti-dilution Adjustments Relating To The Shares Of The Fund Do Not Address Every Event That Could Affect Such Shares.

•	The Performance Of The Fund May Not Correlate With The Net Asset Value Per Share Of The Fund, Especially During Periods Of Market Volatility.

Risks Relating To Conflicts Of Interest

•	We Or One Of Our Affiliates Will Be The Calculation Agent And, As A Result, Potential Conflicts Of Interest Could Arise.

•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Of Securities Will Potentially Be Adverse To Your Interests.

o	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the price of the Fund.

o	Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are held by the Fund may adversely affect the price of the Fund.

o	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the price of the Fund.

o	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the price of the Fund.

o	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or any fee, creating a further incentive for the participating dealer to sell the securities to you.

Risks Relating To Tax

•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

•	There Can Be No Assurance That The Canadian Federal Income Tax Consequences Of An Investment In The Securities Will Not Change In The Future.

Not Suitable For All Investors

Investment suitability must be determined individually for each investor. The securities described herein are not a suitable investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to maturity is likely to result in sale proceeds that are substantially less than the principal amount of the securities. CIBC, Wells Fargo Securities and their respective affiliates are not obligated to purchase the securities from you at any time prior to maturity.

The Issuer has filed a registration statement (including a prospectus, a prospectus supplement and an underlying supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement and the underlying supplement in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any agent or any dealer participating in the offering will arrange to send you the prospectus, the prospectus supplement and the underlying supplement if you request them by calling your financial advisor or by calling Wells Fargo Securities at 866-346-7732.

Consult Your Tax Advisor

Investors should review carefully the accompanying pricing supplement, underlying supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

4